Exhibit 10.1
SECOND AMENDMENT TO LEASE AGREEMENT
THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of May 6, 2014, by and among DAGMAR DOLBY, AS TRUSTEE OF THE DOLBY FAMILY TRUST DATED MAY 7, 1999, DAGMAR DOLBY, AS TRUSTEE OF THE RAY DOLBY 2002 TRUST A DATED APRIL 19, 2002, and DAGMAR DOLBY, AS TRUSTEE OF THE RAY DOLBY 2002 TRUST B DATED APRIL 19, 2002 (collectively, “Landlord”), and DOLBY LABORATORIES, INC., a California corporation (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Lease Agreement dated as of December 31, 2005 (the “Original Lease”), which Original Lease was amended by that certain First Amendment to Lease Agreement dated as of March 31, 2006 (the “First Amendment”), and further supplemented by a Waiver dated as of December 20, 2012, a Waiver dated as of February 27, 2013, a Waiver dated as of April 26, 2013, a Waiver dated as of June 29, 2013, and a Waiver and Extension dated as of September 29, 2013 (collectively, the “Initial Waivers”), and by a Waiver and Extension dated as of April 30, 2014 (the “April 2014 Waiver”). As used in this Amendment, the Original Lease, First Amendment and the Initial Waivers shall be collectively referred to herein as the “Existing Lease”.
B.    Pursuant to the Existing Lease, Landlord leases to Tenant, and Tenant leases from Landlord, those certain premises (the “Premises”) located at 100 Potrero Avenue, San Francisco, California, as more particularly described in the Lease.
C.    Without giving effect to the April 2014 Waiver, the Term of the Lease was scheduled to expire on April 30, 2014 (the “Scheduled Expiration Date”). The April 2014 Waiver extended the expiration of the Term of the Lease to May 6, 2014.
D.    Landlord and Tenant now desire to amend the Lease to extend the Term, among other things, all subject to the terms, covenants and conditions set forth herein.
AGREEMENT
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Retroactive Effective Date; Defined Terms.
(a)        This Amendment shall be effective as of May 1, 2014, on a retroactive basis, and upon execution and delivery of this Amendment by both Landlord and Tenant, the April 2014 Waiver shall be void ab initio and of no force or effect.
(b)        Unless otherwise expressly set forth herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Existing Lease. As

Second Amendment to 100 Potrero Lease

used herein and in the Existing Lease, the term “Lease” shall mean the Existing Lease as amended hereby, and the term “Second Amendment” shall mean this Amendment.
2.    Measurement of Premises. The rentable square footage of the Premises has been determined by Huntsman Architectural Group in accordance with the standards of the Building Owners and Managers Association ANSI/BOMA Z65.1 (2010) - Method A to be 70,365 rentable square feet, and the parties agree that such determination shall be conclusive for the purposes of the Lease from and after the Extended Term Commencement Date (as defined below). All references to any different rentable square footage in the Existing Lease are hereby amended accordingly, from and after the Extended Term Commencement Date.
3.    Term. The Term is hereby extended for an additional ten (10) year and six (6) month period, commencing on May 1, 2014 (the “Extended Term Commencement Date”), and expiring on October 31, 2024 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing on the Extended Term Commencement Date and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term,” and unless the context clearly provides otherwise, all references in the Lease to the “Term” shall be deemed to include the Extended Term, and all references in the Lease to the “Expiration Date” shall be deemed to be the Extended Expiration Date.
4.    Rent. During the Extended Term, Tenant will pay as Base Rent for the Premises the following:

Period	Annual Rate Per RSF	Annual Base Rent*	Monthly Base Rent*
May 1, 2014 – October 31, 2014	$0.00	N/A	$0.00
November 1, 2014 - April 30, 2015	$36.00	$2,533,140.00	$211,095.00
May 1, 2015 - April 30, 2016	$37.00	$2,603,505.00	$216,958.75
May 1, 2016 - April 30, 2017	$38.00	$2,673,870.00	$222,822.50
May 1, 2017 - April 30, 2018	$39.00	$2,744,235.00	$228,686.25
May 1, 2018 - April 30, 2019	$40.00	$2,814,600.00	$234,550.00
May 1, 2019 - April 30, 2020	$41.00	$2,884,965.00	$240,413.75
May 1, 2020 - April 30, 2021	$42.00	$2,955,330.00	$246,277.50
May 1, 2021 - April 30, 2022	$43.00	$3,025,695.00	$252,141.25
May 1, 2022 - April 30, 2023	$44.00	$3,096,060.00	$258,005.00
May 1, 2023 - April 30, 2024	$45.00	$3,166,425.00	$263,868.75
May 1, 2024 - October 31, 2024	$46.00	$3,236,790.00	269.732.50
*Subject to abatement pursuant to Section 7(b) below.
5.    Additional Charges, Utilities. During the Extended Term (including, but not limited to, during any period of rent abatement pursuant to Section 4 or 7(b) hereof), Tenant shall pay all Additional Charges and Utilities in accordance with the Lease.

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6.    Condition of Premises. Tenant is in possession of the Premises and will accept the same as of the Extended Term Commencement Date “AS-IS” without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements to the Premises, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as expressly provided otherwise in the Lease. In accordance with Section 7 of the Lease, Tenant further agrees and acknowledges that the Premises are suitable for Tenant’s use, and that Tenant shall lease the Premises in its “AS-IS” condition, subject to the provisions of the Lease. Landlord makes no representation or warranty as to (i) the nature, quality or condition of the Premises or the Building, or (ii) the nature, quality or suitability for Tenant’s business of the Building or the Premises, and Tenant shall have no rights against Landlord by reason of any claimed deficiencies therein, except as expressly provided in the Lease.
7.    Construction Period.
(a)        During the period (the “Construction Period”) commencing on the date that Tenant commences the Tenant Improvement Work (as hereinafter defined) and ending upon the date of substantial completion of the Tenant Improvement Work, Tenant shall be permitted to perform the Tenant Improvement Work in accordance with Section 8 below. Landlord and Tenant acknowledge that Tenant intends to cause all or substantially all of its personnel to vacate the Premises in advance of the Tenant Improvement Work. The Construction Period is anticipated to commence on March 1, 2015. Tenant shall provide Landlord with thirty (30) days’ advance notice of the commencement of the Construction Period. With at least thirty (30) days’ prior written notice to Landlord, the anticipated March 1, 2015 commencement of the Construction Period may be reasonably modified by Tenant. Notwithstanding anything to the contrary in this Amendment, Tenant may perform the Tenant Improvement Work outside the initially anticipated Construction Period or during periods in which the Premises are occupied in whole or in part.
(b)        During the first six (6) full calendar months of the Construction Period, Tenant shall be entitled to an abatement of Base Rent. Notwithstanding anything in the foregoing to the contrary, during the Construction Period Tenant shall be subject to all the terms and provisions of the Lease except the obligation to pay Base Rent.
8.    Tenant Improvement Work.
(a)        Incorporation. Unless the context clearly provides otherwise, the term “Alterations” as used in Article 10, Sections 11.2 and 27, and Schedule I of the Lease shall be deemed to include the Tenant Improvement Work (as hereinafter defined). Notwithstanding the foregoing or anything to the contrary in Article 10 of the Existing Lease, the parties agree as follows with respect to the Tenant Improvement Work:
(i)    Landlord hereby approves the scope of work identified in (x) the Murphy Burr Curry Structural Engineers Structural Schematic Design dated February 26, 2014 and (y) the Hixson & Associates Conceptual Building Upgrade Budget Assessment dated February 25, 2014, and the building condition reports referred to therein (the “Base B

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uilding Scope”) and more particularly identified in the non-binding Letter of Intent dated March 7, 2014 executed by and between Landlord and Tenant; provided that Landlord retains the right to approve the plans and specifications for all such work as provided in Section 10.1(b) of the Existing Lease; and provided further that the Base Building Scope shall include: (A)  complete replacement of the roof with an new roof having a life expectancy (and warranty) of at least 25 years; and (B) complete replacement of all HVAC units with high-quality equipment that is consistent with newly renovated office space in the South of Market area of San Francisco, and that has a life expectancy consistent with Landlord’s objective to retain the Building as a long-term investment.
(ii)    No performance bond shall be required in connection with the Tenant Improvement Work;
(iii)    Landlord shall not be entitled to any supervision, administration, management or similar fee or reimbursement for any other out-of-pocket costs in connection with the construction of the Tenant Improvement Work;
(iv)    All insurance requirements with respect to the Tenant Improvement Work shall be as set forth in Section 8(g) below; provided that the foregoing shall not relieve Tenant of its obligation to maintain all insurance required pursuant to Section 16 and Schedule I of the Existing Lease
(v)    Landlord approves Murphy Burr Curry Structural Engineers (“MBCSE”) as an acceptable structural engineer for the Seismic Work (defined below), and, notwithstanding anything to the contrary in the Lease, Landlord’s approval shall only be required for Tenant’s architect, structural engineer, mechanical, electrical and plumbing (MEP) engineer, and general contractor in connection with the Tenant Improvement Work, which approval shall not be unreasonably withheld, conditioned or delayed; and
(vi)    Clauses (f) and (g) of Section 11.2 of the Existing Lease shall not apply as to the Tenant Improvement Work.
(b)        Allowance. Tenant shall be entitled to an allowance (the “Allowance”) in an amount not to exceed Ninety Dollars ($90.00) per rentable square foot of the Premises for the costs relating to the Tenant Improvement Work described in Section 8(c) below. In no event shall Landlord be obligated to make disbursements pursuant to this Section 8 in a total amount which exceeds the Allowance (subject to the provisions of Section 8(i) below which provide for a possible increase in the amount of the Seismic Allowance, as defined below). All construction and other costs not covered by the Allowance shall be paid by Tenant in accordance with Article 10 of the Lease. Tenant must submit Payment Request Supporting Documentation (as hereinafter defined) for such work in order to be entitled to receive the Allowance for such work. The term “Tenant Improvement Work” shall mean: (i) all seismic upgrade work (“Seismic Work”), (ii) building systems repair or replacement work (“Base Building Work”), and (iii) the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Buildout Work”), which Tenant Improvement Work shall be managed by Tenant. Tenant shall have the

Second Amendment to 100 Potrero Lease

option to determine in which fiscal year(s) during the Extended Term to use the Allowance, with prior written notice to Landlord.
(c)        Allowance Items. Except as otherwise set forth in this Section 8, the Allowance shall be disbursed by Landlord for the following items (collectively, the “Allowance Items”), including in each case, all hard and soft costs incurred by Tenant in the design, permitting and construction of the respective Allowance Item, including, but not limited to, permitting, architectural, and consulting fees, engineering, mechanical and electrical services and construction management:
(i)    One Million Eight Hundred Eighty Thousand Dollars ($1,880,000.00) toward the cost of Seismic Work (the “Seismic Allowance”), which Seismic Allowance is subject to adjustment as set forth in Section 8(i) below;
(ii)    Two Million Three Hundred Seventy-Eight Thousand Dollars ($2,378,000.00) toward the cost of Base Building Work (the “Base Building Allowance”); and
(iii)    Two Million Seventy-Five Thousand Seven Hundred Sixty-Seven Dollars ($2,075,767.00) toward the cost of the construction of the Tenant Buildout Work (the “Tenant Buildout Allowance”).
Notwithstanding the foregoing, Tenant shall have the right to apply up to Three Hundred Fifty-One Thousand Eight Hundred Twenty-Five Dollars ($351,825.00) of the Allowance for the Tenant Buildout Work to pay the costs of telephone/data cabling and equipment. In the event the actual costs of performing the Base Building Work or the Tenant Buildout Work exceed the Base Building Allowance or the Tenant Buildout Allowance, respectively, Tenant shall be entitled to reallocate any unused portion of the Base Building Allowance to pay excess costs of the Tenant Buildout Work or to reallocate any unused portion of the Tenant Buildout Allowance to pay excess costs of the Base Building Work, as the case may be; provided, however, that that no cost savings from the Base Building Work may be reallocated to pay excess costs of the Tenant Buildout work unless Tenant shall have performed the scope of the Base Building Work substantially in accordance with the Base Building Scope and in a good and workmanlike manner using new materials that are of high quality.
(d)        Disbursement of Allowance. Tenant shall have the right to request disbursements of the Allowance (not more frequently than on a monthly basis) to reimburse Tenant for Allowance Items for the benefit of Tenant and shall authorize the release of funds for the benefit of Tenant as follows:
(i)    In connection with any request for disbursement of the Allowance, Tenant shall deliver to Landlord: (A) a request for payment, including a schedule of values and showing the percentage of completion, by trade, of the Tenant Improvement Work, which details the portion of the work completed and the portion not completed; (B) invoices from all contractors, laborers, materialmen, subcontractors and suppliers used by Tenant (collectively as “Tenant’s Agents”) for labor rendered and materials delivered to the Premises; (C) executed conditional mechanics’ lien releases from all of Tenant’s Agents which shall substantially comply with the a

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ppropriate provisions of California Civil Code Section 8132 or 8136 or unconditional releases, if appropriate, pursuant to California Civil Code Section 8134 or 8138; and (D) all other information reasonably requested by Landlord (collectively, the “Payment Request Supporting Documentation”).
(ii) Within thirty (30) days thereafter, Landlord shall deliver a check made payable to Tenant or checks made payable to another party or parties as reasonably requested by Tenant in Tenant’s Payment Request Supporting Documentation in payment of the lesser of: (X) the amount so requested by Tenant, as set forth above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (Y) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided that if Landlord, in good faith, disputes any item in a request for payment based on material non-compliance of any work with the working drawings approved by Landlord or due to any materially substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for its dispute (a “Draw Dispute Notice”), within ten (10) business days following Tenant’s submission of its Payment Request Supporting Documentation, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently resolve any such dispute. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Notwithstanding the foregoing, Landlord shall not withhold retention as set forth above to the extent that (i) the billings submitted by Tenant already reflect a ten percent (10%) retention on all hard costs of construction (and if the billings reflect a lower retention, Landlord shall only withhold a sufficient amount so that the total retention is equal to ten percent (10%)) or (ii) Tenant received Landlord’s pre-approval not to withhold retention for specific hard costs.
(iii)    Subject to the provisions of this Section 8, following the completion of the Tenant Improvement Work, Landlord shall deliver to Tenant a check made payable to Tenant, or a check or checks made payable to another party or parties as reasonably requested by Tenant, in the amount of the Final Retention, provided that (A) Tenant delivers to Landlord properly executed conditional mechanics’ lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions of California Civil Code Section 8132 or 8136 or unconditional releases if appropriate pursuant to California Civil Code Section 8134 or 8138; (B) Landlord has determined in good faith that no substandard work exists which materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building; (C) the architect approved by Landlord delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the performance and construction of the Tenant Improvement Work in the Premises has been substantially completed; (D) Tenant supplies Landlord with evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (E) Tenant has fulfilled its Completion Obligations (as defined below).
(iv)    Within ten (10) days after final completion of the Tenant Improvement Work, Tenant shall cause a Notice of Completion to be recorded in the office of the R

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ecorder of the County in which the Building is located in accordance with Section 8182 of the California Civil Code or any successor statute, shall furnish a copy thereof to Landlord upon such recordation. Within ninety (90) days following the final completion of the Tenant Improvement Work; Tenant shall cause its architect and contractor (A) to update the approved working drawings as necessary to reflect all changes made to the approved working drawings during the course of the Tenant Improvement Work, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) CD ROMS of such updated drawings in accordance with Landlord’s then current CAD format requirements, and (D) to deliver to Landlord copies of the final approvals of the Tenant Improvement Work from the San Francisco Department of Building Inspection (“SFDBI”). Tenant’s obligations set forth in this Section 8(d) are collectively referred to as the “Completion Obligations.”
(e)    Construction; Landlord Approval. Landlord’s approval of any matter under this Section 8, including, without limitation, the selection of the architect, general contractor and/or engineer, working drawings, construction drawings and plans, specifications and consultants shall be obtained by Tenant in accordance with Article 10 of the Lease; provided that no such approval shall be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Tenant Improvement Work, Tenant shall provide Landlord with a schedule of values consisting of a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the Tenant Improvement Work, which costs shall be segregated for each of the Allowance Items and shall form the basis for the amount of the construction contract (the “Final Costs”).
(f)    Governmental Compliance. The Tenant Improvement Work shall comply in all respects with the following: (i) all applicable building codes and other federal, state, city and/or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person or entity; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
(g)     Insurance. Certificates for all of insurance coverage set forth in this Section 8(g) shall be delivered to Landlord before the commencement of the Tenant Improvement Work and before Tenant’s contractor’s equipment is moved onto the Premises.
(i)    All of Tenant’s Agents shall carry (A) employer’s liability insurance with a limit of at least $1,000,000 and worker’s compensation insurance covering all of their respective employees, and (B) commercial general liability insurance, including personal and bodily injury, property damage and completed operations liability, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Section 10.1(b) of the Lease, which coverage limit may be achieved by means of umbrella liability or excess liability insurance.
(ii)    Tenant or Tenant’s contractor shall carry “Builder’s All Risk” insurance in the amount specified in Section 10.1(b) of the Lease covering the Tenant Improvement Work. The Tenant Improvement Work shall be insured by Tenant pursuant to the Lease immediately u

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pon completion thereof. Such insurance shall be in amounts and form and with companies as are required to be carried by Tenant as set forth in the Lease.
(h) Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities to the extent caused by any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or (provided Landlord has complied with its obligations hereunder with respect to payment of the Allowance) in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvement Work. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance, at Tenant’s request, of any ministerial acts reasonably necessary (A) to permit Tenant to complete the Tenant Improvement Work, and (B) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
(i) Landlord’s Costs Related to Seismic Work. Provided that Tenant hires MBCSE as the structural engineer for the design of the Seismic Work, (A) Landlord shall pay, in addition to the Seismic Allowance, all design costs associated with the Seismic Work incurred by MBCSE, and (B) in the event the actual hard construction costs vary from the amount of the Seismic Allowance set forth in Section 8(c)(i) above (i.e., $1,880,000), the amount of the Seismic Allowance shall be adjusted to equal the amount of such actual hard construction costs; provided, however, that the amount of the Seismic Allowance shall not be increased due to (and Tenant shall pay for) any costs increases resulting from: (i) any increased scope in the Seismic Work beyond that contemplated in the MBCSE Structural Schematic Design, dated February 26, 2014 to the extent such increased scope is requested by Tenant (and not related to any compliance with Law or deficiency in the MBCSE design as raised by SFDBI or any other governmental authority reviewing the Seismic Work in the course of review of the plans and specifications for the Seismic Work by SFDBI or such other governmental agency), or (ii) Tenant’s failure to commence construction of the Seismic Work by March 1, 2015 or to diligently complete the Seismic Work thereafter.
(j)        Guaranties and Warranties. Tenant shall retain at the Premises or at another location in the City and County of San Francisco, all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises, and shall make the same available to Landlord for its review upon Landlord’s request.
(k)        Offset Right. Landlord acknowledges that if Landlord fails to pay any portion of the Allowance as and when required under this Amendment, and Landlord thereafter fails to pay such portion of the Improvement Allowance within thirty (30) days after Landlord’s receipt of a written notice from Tenant describing Landlord's failure to pay such portion of the Allowance, then Tenant shall be entitled to deduct from Base Rent payable by Tenant under this Lease, the amount set forth in such written notice from Tenant, provided that such notice shall include on the first page thereof in bold, capitalized text, the following language: “NOTICE: YOUR FAILURE TO RESPOND TO THIS NOTICE WITHIN THIRTY (30) DAYS SHALL ENTITLE TENANT TO EXERCISE A RIGHT OF OFFSET AGAINST BASE RENT.” Notwithstanding the foregoing, if Landlord delivers to Tenant, within thirty (30) days after Landlord’s receipt of such written notice from Tenant, a written objection to the requested payment setting forth with reasonable par

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ticularity Landlord’s reasons for its claim that such payment did not have to be made (including, without limitation, the fact that such payment has already been made or that proper documentation as required under Section 8(d) hereof has not been submitted), then Tenant shall not then be entitled to make such deduction from Base Rent unless and until such dispute is finally resolved by mutual agreement of the parties or pursuant to an order issued by a court of competent jurisdiction with respect to which any appeal period has expired without an appeal having been filed; provided, however, Tenant shall be entitled to offset any undisputed amounts set forth in the written notice from Tenant which are not paid by Landlord within thirty (30) days after Landlord’s receipt of such notice.
9.    Options to Extend Term. Landlord and Tenant hereby agree and acknowledge that following the Extended Expiration Date, Tenant shall have two additional options to extend the Term for two (2) Option Terms of five (5) years each, on the terms and conditions set forth in Section 30 of the Lease.
10.    Landlord’s Right to Sublease. Tenant hereby grants to Landlord the option to sublease the following office space at the Premises on the terms and conditions set forth in this Section 10: (a) the office of Ray Dolby, (b) the conference room located on the third (3rd) floor NW (i.e., the former office of Bill Jasper), and (c) the conference room adjacent to the third (3rd) floor NW conference room (collectively, the “Reserved Areas”). If Landlord desires to exercise its option to sublease any of the Reserved Areas, Landlord shall notify Tenant in writing of its exercise (the “Exercise Notice”) of such option within one hundred twenty (120) days after Tenant notifies Landlord in writing that Tenant has commenced space planning for the Tenant Buildout Work, which notice shall specifically make reference to the one hundred twenty (120) day period for Landlord to send the Exercise Notice pursuant to this Section 10. If Landlord timely delivers an Exercise Notice to Tenant, Landlord shall sublease all of the Reserved Areas for a period commencing upon the substantial completion of the Tenant Buildout Work (or if the Tenant Buildout Work is completed in phases, upon substantial completion of the Tenant Buildout Work on the third (3rd) floor of the Premises, including the issuance of a temporary certificate of occupancy (or equivalent) for the third (3rd) floor by SFDBI) and expiring on the Extended Expiration Date. The rental rate for any such sublease shall be equal to the sum of the following: (i) the then current Base Rent paid by Tenant for the Premises (on a per-rentable-square-foot basis) and (ii) Fourteen Dollars ($14.00) per rentable square foot per annum to reflect the costs payable by Tenant for the operation and maintenance of the Building (including, without limitation, Additional Charges and Utilities), which amount set forth in this clause (ii) shall be increased by one and one-half percent (1.5%) per annum during each year of the sublease term. During the Construction Period, the Reserved Areas shall receive the same level of Tenant Improvement Work (to the extent applicable) as the remainder of the Premises, subject to Landlord’s reasonable approval of the finish work in the Reserved Areas (without derogation of Landlord’s rights to approve the Tenant Improvement Work, generally, as provided in the Lease). The right to sublease the Reserved Areas set forth in this Section is personal to Landlord and may not be transferred, sublet or assigned, except to Dagmar Dolby, David Dolby and/or Thomas Dolby. Landlord’s rights under this Section shall terminate if Landlord fails to deliver an Exercise Notice in the time period set forth in this Section.

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11.    Parking. The section on “Parking” in the Basic Lease Information section of the Existing Lease is hereby deleted in its entirety and replaced with the following:
Parking Areas: The entire parking lot consisting of seventy-one (71) unreserved stalls located at 150 Hampshire Street

Monthly Charge for use of Parking Areas: $150.00 per space, which monthly charge shall increase by three percent (3%) per annum, on May 1, 2015 and each anniversary thereof              (33)

12.    Repair and Maintenance.
(a)        Section 9.3 of the Existing Lease is hereby amended by adding the following sentences at the end of said Section:
Notwithstanding the foregoing, in the event that any change in any Laws is enacted after completion of the Tenant Improvement Work (as defined in the Second Amendment) by Tenant and such change requires that any Alterations be made to the Building, which are of a nature that such Alterations would be treated as capital expenditures under generally accepted accounting principles, and such Alterations would be required to be made even if Tenant is making no other Alterations to the Building (i.e., there is a mandatory requirement to modify the Premises, such as a requirement to install fire sprinklers or to retrofit an unreinforced masonry building, which requirement is not triggered by other Alterations being made to the Building by Tenant), then Tenant shall be entitled to reimbursement for a portion of the costs of the Alterations necessary to comply with such change in Laws, as a Qualifying Capital Item as provided in Section 11.3 hereof. For the avoidance of doubt, if Tenant elects to make any voluntary Alterations to the Building after completion of the Tenant Improvement Work, and such voluntary Alterations trigger any obligation to comply with any change in Laws that would not be required absent the making of such voluntary Alterations, then Landlord shall have no obligation to reimburse Tenant for any costs incurred to comply with any such change in Laws.
(b)        Section 11.1 of the Existing Lease is hereby deleted in its entirety and replaced with the following:
11.1    Tenant’s Obligations
At Tenant’s sole cost and expense (except as provided in Section 11.3 below), Tenant shall at all times during the Term maintain the Premises in good, clean and sanitary condition and, at Tenant’s cost and expense, make all repairs and replacements as and when necessary to preserve the Premises in good working order and condition, including glass, windows, window frames, window casements, skylights, interior and exterior doors, door frames and door closers; interior lighting (including, without limitation, light bulbs and ballasts), the Building Systems serving

Second Amendment to 100 Potrero Lease

the Premises, all communications systems serving the Premises, Tenant’s signage, interior demising walls and partitions, equipment, interior painting and interior walls and floors, exterior walls, foundations, roof, other structural components, Tenant’s security systems in or about or serving the Premises and cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm reasonably approved by Landlord in writing. Without limiting the generality of the foregoing, (i) Tenant shall procure annual maintenance contracts for the HVAC system, life safety systems and elevators and implement any reasonable maintenance recommendations of the service providers under such annual maintenance contracts, and (ii) Tenant shall cause annual roof inspections to be performed by a licensed roofing contractor selected by Tenant, and shall implement any reasonable maintenance recommendations of such roofing contractor. Tenant shall not do nor shall Tenant allow Tenant’s agents, advisors, employees, partners, shareholders, directors, invitees and independent contractors (collectively, “Tenant’s Agents”) to do anything to cause any damage, deterioration or unsightliness to the Premises or the Building; provided that if this Lease is ever amended so that the Premises consist of less than the entire Building, Tenant shall not be obligated to repair or maintain the Building Systems that do not exclusively serve the Premises or the structural elements of the Building unless such repair or maintenance is necessitated by any act of Tenant, its agents, representatives, employees, contractors or visitors (subject to Section 15.5 below). Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Premises and/or the Building, or in or to any fixtures, appurtenances or equipment therein. Tenant hereby waives the provisions of Sections 1941 and 1942 and 1932(1), respectively, of the California Civil Code and any similar law now or hereafter in effect, as such laws relate to the condition of the Premises or Tenant’s right to effect repairs in or to the Premises and deduct the cost thereof from the Rent.
(c)        Section 11.3 of the Existing Lease is hereby deleted in its entirety and replaced with the following:
11.3    Landlord’s Obligations
(a)    Notwithstanding the provisions of Sections 11.1 and 11.2 above, subject to compliance with the provisions of this Section 11.3, Landlord shall reimburse Tenant for (i) the costs reasonably incurred by Tenant for maintenance, repair and replacement of foundations, exterior walls and the roof (including membrane) of the Building, except for costs to the extent necessitated by Tenant’s installation, maintenance or removal of any Roof Equipment (as defined below) or Tenant’s failure to implement the maintenance recommendations made as a result of the annual roof inspections required under Section 11.1 above or failure to conduct such annual roof inspections (the items for which reimbursement is required pursuant to this clause (i) are referred to herein as “Full Reimbursement Items”), and (ii) the Reimbursement Amount (as defined below) for Qualifying Capital Items (as

Second Amendment to 100 Potrero Lease

defined below). As used herein, the term “Reimbursement Amount” shall mean that portion of the actual cost of any Qualifying Capital Item that is allocable to the portion of its useful life occurring after the Applicable Expiration Date, amortized on a straight-line basis over its useful life in accordance with generally accepted accounting principles. As used herein, “Applicable Expiration Date” shall mean the Extended Expiration Date (as defined in the Second Amendment), provided that if Tenant has exercised either option to extend the Term pursuant to Section 30 of the Lease, prior to the date payment of the Reimbursement Amount by Landlord is due pursuant to this Section 11.3, the Applicable Expiration Date shall be the expiration date of the latest Option Term so exercised by Tenant. As used herein, the term “Capital Item” means any Alteration or improvement to the Building or fixture or equipment installed in the Building, the expenditure for which would normally be treated as a capital expenditure under generally accepted accounting principles. As used herein, the term “Qualifying Capital Item” means a Capital Item that must be installed or replaced after completion of the Tenant Improvement Work (as defined in the Second Amendment) by Tenant in order to meet Tenant’s Repair Obligations, and the installation or replacement of which is not necessitated due to (1) Tenant’s failure to maintain the Building in compliance with Tenant’s Repair Obligations, or (2) any act or omission of Tenant, its agents, representatives, employees, contractors or visitors, constituting negligence or willful misconduct or otherwise in violation of the terms of the Lease, or (3) Alterations to the Building voluntarily made by Tenant after completion of the Tenant Improvement Work, which voluntary Alterations trigger any obligation to comply with any change in Laws that would not be required absent the making of such voluntary Alterations. For the avoidance of doubt, and by way of example, if Tenant fails to procure annual maintenance contracts for the HVAC system, life safety systems and elevators or to implement any maintenance recommendations of the service providers under such annual maintenance contracts, as required by Section 11.1, and as a result of such failure, replacement of a Capital Item is required sooner than would have been the case had Tenant procured such annual maintenance contracts and followed the maintenance recommendations of the service providers under such annual maintenance contracts, then the replacement of such item shall not constitute a Qualifying Capital Item.
(b)    Except in the case of an emergency, Landlord shall not be obligated to reimburse Tenant for any expenditure for any Full Reimbursement Item or for the Reimbursement Amount for any Qualifying Capital Item, unless such expenditures have been authorized in advance by Landlord or deemed to have been authorized, as provided below in this Section 11.3(b). In the event any such costs are incurred as a result of an emergency, Tenant shall notify Landlord of such emergency and the need to incur such costs as soon as reasonably practicable thereafter, and shall only incur such costs as are reasonably necessary (as determined by Tenant in its reasonable discretion) to stabilize the Building and avoid further damage to the Building or injury to any persons prior to obtaining Landlord’s approval of such costs. If Tenant desires to perform any repair or maintenance costs for which it

Second Amendment to 100 Potrero Lease

intends to seek reimbursement by Landlord pursuant to this Section 11.3, except in the case of an emergency, Tenant shall request Landlord’s approval of the costs to be incurred prior to incurring the same, by giving a written notice to Landlord (herein called a “Reimbursable Item Notice”), setting forth (i) an explanation of the facts which lead Tenant to determine that such Full Reimbursement Item or Capital Item is necessary at such time in order to meet Tenant’s repair obligations under this Lease or Tenant’s obligation to alter the Building in order to comply with a change in Laws for which Tenant is entitled to reimbursement as provided in Section 9.3 of the Lease (collectively, “Tenant’s Repair Obligations”), (ii) the estimated cost of such Full Reimbursement Item or Capital Item, including a copy of proposal(s) from the contractor(s) Tenant desires to hire to perform the same, and (iii) for a Capital Item, Tenant’s determination of the useful life of such Capital Item (herein called the “Useful Life Estimate”). Landlord shall not unreasonably withhold its approval of any request by Tenant for approval of (i) a Capital Item or (ii) a Full Reimbursement Item that is reasonably necessary to maintain such components of the Building to the standard to which Tenant has historically maintained such components of the Building during its occupancy thereof, including occupancy during the term of the Original Lease or that is necessary to meet Tenant’s Repair Obligations; however, Landlord may approve a Capital Item, but dispute Tenant’s Useful Life Estimate. Landlord’s failure to respond to (i) a Reimbursable Item Notice with respect to a Full Reimbursement Item within twenty (20) business days after receipt thereof or (ii) a Reimbursable Item Notice with respect to a Qualifying Capital Item within fifteen (15) business days after receipt thereof shall constitute Landlord’s approval of the request for reimbursement set forth in such Reimbursable Item Notice, so long as the Reimbursable Item Notice includes a statement in all capital letters on the first page of such notice advising Landlord that its failure to respond to such Reimbursable Item Notice within such twenty (20) business day period or fifteen (15) business day period, as applicable, shall be deemed to constitute its approval thereof. If Landlord approves a Capital Item, but disputes Tenant’s determination of the Useful Life Estimate, and Landlord and Tenant are not able to resolve such dispute, then Tenant may proceed with the Capital Item and Landlord shall be obligated to reimburse Tenant for such item as set forth above; however, the useful life of such Capital Item (and thus the Reimbursement Amount) shall be determined by a public accounting firm mutually agreeable to Landlord and Tenant.
(c)    Any costs incurred by Tenant for which Landlord is responsible to pay in accordance with this Section 11.3 shall be reimbursed by Landlord within thirty (30) days after receipt of an invoice from Tenant, which shall be accompanied by copies of the underlying invoices from the contractor(s) performing such work, evidence that Tenant has paid the cost of such work in full (including final unconditional lien waivers from the general contractor and all subcontractors), and a statement from Tenant certifying that such work has been completed to Tenant’s satisfaction. Any amounts not paid by Landlord within such thirty (30) day period shall bear interest from and after the thirty-first (31st) day at the rate of interest provided in Section 21.2 below.

Second Amendment to 100 Potrero Lease

13.     Surrender. Notwithstanding anything to the contrary in the Lease, including, without limitation, Section 10.2 thereof, (i) Tenant shall not be required to remove or restore (x) any alterations or improvements made to the Premises prior to the date of this Amendment or (y) the Seismic Work or the Base Building Work and (ii) Landlord shall have no right to require Tenant to remove the Tenant Buildout Work unless it notifies Tenant at the time it approves the plans and specifications for such Tenant Buildout Work that it shall require such Tenant Buildout Work to be removed; provided, however, that in no event shall Landlord require removal of any portion of the Tenant Buildout Work that is generally consistent with the existing improvements in the Premises or constitutes typical office improvements.
14.    Addresses of Landlord and Tenant. The addresses of Landlord and Tenant set forth in the Basic Lease Information section of the Existing Lease are hereby deleted and replaced with the following:

Landlord’s Address:	[Intentionally omitted] with a copy to: Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, California 94111 Attn: Patrick R. McCabe Telephone: (415) 773‑7299 Facsimile: (415) 421‑2922
Tenant’s Address:
100 Potrero Avenue
San Francisco California 94103
Attn: General Counsel
Telephone: (415) 645‑5000
Facsimile: (415) 645‑4000
with a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: James P. McCann
Telephone: (650) 565‑3538
Facsimile: (650) 493‑6811

15.    Use. Tenant shall be entitled to use the Premises for general office use and incidental uses, including parking, light manufacturing and storage, as permitted by Law.
16.    Landlord Entry. Any entry by Landlord and Landlord’s agents shall not materially interfere with Tenant’s operations.
17.    Miscellaneous.
(a)     Except as expressly modified hereby, the Existing Lease shall remain unmodified and in full force and effect, and is hereby ratified and confirmed.

Second Amendment to 100 Potrero Lease

(b)        CBRE, Inc., has acted as broker for Landlord in this transaction. CBRE, Inc. and Resource Real Estate Group have acted as broker for Tenant in this transaction. Landlord represents that Landlord has dealt with no brokers other than the brokers identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend, protect and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no brokers other than the brokers identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend, protect and hold Landlord harmless from any such claim. Landlord shall pay commissions to CBRE, Inc. and Resource Real Estate Group in accordance with the terms of separate agreements between Landlord and such brokers.
(c)        Each of Landlord and Tenant represents that the individuals executing this Amendment on its behalf has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
(d) This Amendment, after due execution by each party, may be delivered via electronic or facsimile transmission, with original signatures to follow, and in any number of counterparts, each of which shall be considered an original and all of which, taken together, shall constitute one and the same instrument.
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Second Amendment to 100 Potrero Lease

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment effective as of the date set forth above.

Landlord:	/s/ DAGMAR DOLBY DAGMAR DOLBY, as Trustee of the Dolby Family Trust dated May 7, 1999
/s/ DAGMAR DOLBY DAGMAR DOLBY, as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002
/s/ DAGMAR DOLBY DAGMAR DOLBY, as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002
Tenant:	DOLBY LABORATORIES, INC., a California corporation By: /s/ KEVIN YEAMAN Name: Kevin Yeaman Its: President and CEO

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Second Amendment to 100 Potrero Lease